UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2007

Chaparral Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation )	(Commision File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, Oklahoma		73114
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

2007 Budget

The following represents certain updated budget information for 2007 being furnished pursuant to Regulation FD.

Our actual costs incurred for the periods ended December 31, 2005 and September 30, 2006 and our current 2007 budgeted capital expenditures for oil and gas properties are detailed in the table below:

(Dollars in thousands)	For the year ended December 31, 2005(1)	For the nine months ended September 30, 2006(1)	2007 budgeted capital expenditures

Development activities:
Developmental drilling	$81,527	$98,683	$122,000
Enhancements	15,549	22,771	30,000
Tertiary recovery	6,403	10,415	20,000
Acquisitions(2)	222,285	19,029	30,000
Exploration activities	7,274	6,008	10,000

Total	$333,038	$156,906	$212,000

(1)	Includes $4.7 million and $1.3 million of additions relating to increases in Chaparral’s asset retirement obligations for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively.

(2)	Our nine-month acquisition expenditures do not include our $500 million acquisition of Calumet Oil Company and certain affiliates completed in October 2006. This 2007 acquisition budget does not include $25 million that we may pay for the acquisition of Green Country Supply, Inc. described below or an anticipated ethanol plant investment of approximately $30 million.

Our current 2007 capital expenditure budget for oil and gas properties is $212.0 million assuming we receive net proceeds from the issuance of our equity during 2007.

Our 2007 budgeted development and exploratory drilling and tertiary recovery capital expenditures summarized by area are detailed in the table below:

(Dollars in thousands)	2007 drilling capital expenditures	Percent of total

Mid-Continent	$89,000	58.5%
Permian Basin	29,000	19.1%
Ark-La-Tex	5,000	3.3%
North Texas	11,000	7.2%
Rocky Mountains	6,000	4.0%
Gulf Coast	12,000	7.9%

	$152,000	100.0%

A majority of our capital expenditure budget for development drilling in 2007 is allocated to our core areas of the Mid-Continent and Permian Basin. The wells we drill in these areas are primarily infill or single stepout wells. We also have budgeted increased capital expenditures for our CO2 tertiary recovery projects in the Mid-Continent and Permian Basin.

We continually evaluate our capital needs and compare them to our estimated funds available. Our actual expenditures during fiscal 2007 may be higher or lower than our budgeted amounts. The final determination with respect to the drilling of any well, including those currently budgeted, will depend on a number of factors, including the results of our development and exploration efforts, the availability of sufficient capital resources by us and other participants for drilling prospects, economic and industry conditions at the time of drilling, including prevailing and anticipated prices for oil and natural gas and the availability of drilling rigs and crews, our financial results and the availability of leases on reasonable terms and permitting for the potential drilling locations.

Green Country Supply Acquisition

        On December 21, 2006, we entered into a non-binding letter of intent to purchase all of the outstanding shares of stock of Green Country Supply, Inc. (GCS) for $25 million. The agreement is subject to completion of due diligence and the negotiation of a definitive stock purchase agreement and is not expected to close before March 2007. We expect that the purchase agreement will contain a number of customary closing conditions. No assurance can be given that a purchase agreement will be entered into upon these or other terms. GCS is owned by the former shareholders of Calumet Oil Company and provides oilfield supplies, oilfield chemicals, downhole electric submersible pumps and related services to oil and gas operators primarily in Oklahoma, Texas and Wyoming. During the nine months ended September 30, 2006, based on unaudited information provided to us by GCS, its total sales were approximately $32 million, including sales of $7.5 million to Calumet.

This report contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this report relate to, among other things, our expected acquisition of GCS, planned capital expenditures for drilling, the issuance of our equity and business strategy and other plans and objectives for future operations. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in our filings with the Securities and Exchange Commission.

Pursuant to General Instruction B.2 of Form 8-K and Securities and Exchange Commission Release No. 33-8176, the information furnished pursuant to this Item 7.01 is not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, but is instead furnished for purposes of that instruction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chaparral Energy, Inc.

Date: January 9, 2007	By:	/s/ Joseph O. Evans
Joseph O. Evans Chief Financial Officer and Executive Vice President